Filed pursuant to Rule 424(b)(3)
File No. 333-248546
File No. 333-248545
File No. 333-241569
File No. 333-230623
File No. 333-223943

TEUCRIUM CORN FUND
TEUCRIUM SUGAR FUND

Supplement dated December 11, 2020
to
Prospectus dated October 2, 2020

TEUCRIUM SOYBEAN FUND

Supplement dated December 11, 2020
to
Prospectus dated August 24, 2020

TEUCRIUM WHEAT FUND
TEUCRIUM AGRICULTURAL FUND

Supplement dated December 11, 2020
to
Prospectus dated May 1, 2020

This supplement updates the prospectuses of the Teucrium Corn Fund and the Teucrium Sugar Fund, each dated October 2, 2020, the prospectus for the Teucrium Soybean Fund dated August 24, 2020, and the prospectuses of the Teucrium Wheat Fund and Teucrium Agricultural Fund, each dated May 1, 2020, with the following information. It should be read in its entirety and kept together with your prospectuses for future reference. Capitalized terms and certain other terms used in this supplement have the meanings assigned to them in the applicable prospectus.

1.
Legal Matters. Each Fund has added the following to its prospectus under the “Litigation and Claims” sub-heading under the heading “Legal Matters.”

On November 24, 2020, the Sponsor was notified by Dale Riker, the Sponsor’s former Chief Executive Officer, of his intent to file several claims individually and derivatively on behalf of the Sponsor.

On November 30, 2020, the Sponsor and certain of its officers and members filed suit in the Court of Chancery of the State of Delaware, in which, among other things, they bring several claims including a request that the Delaware Court enforce its pre-existing judgment. The case is captioned Gilbertie v. Riker, C.A. No. 2020-1018-AGB (Del. Ch.).

On December 7, 2020, Dale Riker, individually and derivatively on behalf of the Sponsor, filed suit in the Supreme Court for the State of New York, New York County against the Sponsor, the Sponsor’s officers and the Sponsor’s Class A Members. The case is captioned Riker v. Gilbertie, No. 656794-2020 (N.Y. Sup. Ct.).

The Sponsor intends to pursue its claims in Delaware and defend vigorously against Mr. Riker’s claims in New York.